EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 4.5%; EPS Increases 15.6% to $7.27

MEMPHIS, Tenn., Dec. 9, 2014 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.3 billion for its first quarter (12 weeks) ended November 22, 2014, an increase of 8.0% from the first quarter of fiscal 2014 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 4.5% for the quarter.

Net income for the quarter increased 9.3% over the same period last year to $238.3 million, while diluted earnings per share increased 15.6% to $7.27 per share from $6.29 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.1% (versus 51.9% for last year's quarter). The improvement in gross margin was attributable to higher merchandise margins and lower shrink expense, partially offset by the impact on margin from the Interamerican Motor Corporation (IMC) acquisition completed this quarter (-24 bps). Operating expenses, as a percentage of sales, were 34.0% (versus 33.5% last year). The increase in operating expenses, as a percentage of sales, was primarily due to higher legal costs (-22 bps) and self-insured medical costs (-14 bps).

Under its share repurchase program, AutoZone repurchased 571 thousand shares of its common stock for $300 million during the first quarter, at an average price of $525 per share. At the end of the first quarter, the Company had $570 million remaining under its current share repurchase authorization.

The Company's inventory increased 11.3% over the same period last year, driven by increased product placement, new stores, and the recent acquisition of IMC. Inventory per store was $604 thousand versus $566 thousand last year and $582 thousand last quarter. The primary difference to last quarter was the IMC acquisition. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis was a negative $76 thousand versus negative $88 thousand last year and negative $87 thousand last quarter.

"I would like to thank our entire organization for delivering very solid financial results in our first fiscal quarter. We are pleased to report our thirty-third consecutive quarter of double digit earnings per share growth. Our sales growth improved significantly this quarter which we believe was a result of our continued efforts to improve the business, most notably inventory availability, combined with lower gas prices and favorable weather in the last two weeks of our quarter. We continue to diligently work on our inventory availability initiatives and have been quite pleased with our results to date. The expanded assortments we have deployed over the last year are working and are contributing to our success. Our other inventory initiatives remain in test phase but are being expanded based on favorable results to date. While we continue to strategically invest in our business in order to support our growth, we remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 22, 2014, AutoZone opened 22 new stores in the U.S., four new stores in Mexico, and completed the acquisition of IMC's 17 branches. As of November 22, 2014, the Company had 5,006 Autozone stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 406 stores in Mexico, five stores in Brazil, and 17 IMC branches for a total count of 5,434.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. IMC branches carry an extensive line of OE quality import replacement parts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 9, 2014, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 16, 2014, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 30, 2014, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2015

Condensed Consolidated Statements of Operations
1st Quarter, FY2015
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 22, 2014	November 23, 2013

Net sales	$ 2,260,264	$ 2,093,578
Cost of sales	1,083,603	1,007,881
Gross profit	1,176,661	1,085,697
Operating, SG&A expenses	768,099	701,971
Operating profit (EBIT)	408,562	383,726
Interest expense, net	37,060	42,431
Income before taxes	371,502	341,295
Income taxes	133,192	123,208
Net income	$ 238,310	$ 218,087
Net income per share:
Basic	$ 7.42	$ 6.39
Diluted	$ 7.27	$ 6.29
Weighted average shares outstanding:
Basic	32,132	34,111
Diluted	32,761	34,676

Selected Balance Sheet Information
(in thousands)
	November 22, 2014	November 23, 2013	August 30, 2014

Cash and cash equivalents	$ 117,192	$ 125,852	$ 124,485
Merchandise inventories	3,280,228	2,947,556	3,140,100
Current assets	3,707,581	3,370,235	3,580,612
Property and equipment, net	3,358,064	3,108,770	3,310,475
Total assets	7,717,101	7,023,423	7,517,858
Accounts payable	3,690,754	3,407,286	3,609,199
Current liabilities*	5,090,964	4,332,825	4,541,094
Total debt*	4,422,100	4,173,500	4,343,800
Stockholders' (deficit)	(1,662,810)	(1,721,220)	(1,621,857)
Working capital	(1,383,383)	(962,590)	(960,482)

* Current liabilities and total debt both include short-term borrowings of $559,235 at November 22, 2014; $160,256 at November 23, 2013 and $180,910 at August 30, 2014. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 22, 2014	November 23, 2013
Net income	$ 1,089,967	$ 1,031,115
Add: Interest	162,138	186,742
Taxes	602,954	575,691
EBIT	1,855,059	1,793,548

Add: Depreciation and amortization	256,540	232,323
Rent expense	258,530	248,802
Share-based expense	38,942	38,428
EBITDAR	$ 2,409,071	$ 2,313,101

Debt	$ 4,422,100	$ 4,173,500
Capital lease obligations	124,898	103,163
Add: rent x 6	1,551,180	1,492,812
Adjusted debt	$ 6,098,178	$ 5,769,475

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended
	November 22, 2014	November 23, 2013

Depreciation and amortization	$ 61,045	$ 55,772
Capital spending	$ 92,415	$ 82,607

Cash flow before share repurchases:
Decrease in cash and cash equivalents	$ (7,293)	$ (16,339)
Subtract increase/(decrease) in debt	78,300	(13,500)
Add back share repurchases	299,606	291,538
Cash flow before share repurchases and changes in debt	$ 214,013	$ 288,699

Other Selected Financial Information
(in thousands, except ROIC)
	November 22, 2014	November 23, 2013

Cumulative share repurchases ($ since fiscal 1998)	$ 14,330,376	$ 13,223,096
Remaining share repurchase authorization ($)	$ 569,624	$ 176,904

Cumulative share repurchases (shares since fiscal 1998)	137,452	135,327

Shares outstanding, end of quarter	31,826	33,701

	Trailing 4 Quarters
	November 22, 2014	November 23, 2013
Net income	$ 1,089,967	$ 1,031,115
Adjustments:
Interest expense	162,138	186,742
Rent expense	258,530	248,802
Tax effect*	(149,758)	(155,924)
After-tax return	1,360,877	1,310,735

Average debt**	4,327,897	4,032,420
Average stockholders' deficit**	(1,704,876)	(1,616,472)
Add: Rent x 6	1,551,180	1,492,812
Average capital lease obligations**	112,220	102,911
Pre-tax invested capital	$ 4,286,421	$ 4,011,671

Return on Invested Capital (ROIC)	31.7%	32.7%

*Effective tax rate over trailing four quarters ended November 22, 2014 is 35.6% and November 23, 2013 is 35.8%.
**All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2015
Selected Operating Highlights

Location Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 22, 2014		November 23, 2013
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	4,984		4,836
Stores opened	22		7
Stores closed	--		--
Ending domestic stores	5,006		4,843

Relocated stores	1		1

Stores with commercial programs	3,906		3,546

Square footage (in thousands):	32,593		31,458

AutoZone Mexico stores:
Stores opened	4		1
Total stores in Mexico	406		363

AutoZone Brazil stores:
Stores opened	--		1
Total stores in Brazil	5		4

IMC branches:
Branches acquired	17		--
Total IMC branches	17		--

Total locations chainwide	5,434		5,210

Square footage (in thousands):	36,249		34,137
Square footage per location	6,671		6,552

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total Auto Parts (Domestic, Mexico, Brazil, and IMC)	November 22, 2014		November 23, 2013		November 22, 2014	November 23, 2013
Total auto parts sales	$ 2,181,532		$ 2,019,570		$ 9,294,131	$ 8,929,570
% Increase vs. LY	8.0%		3.6%		4.1%	5.2%

Sales per average location	$ 403		$ 394		$ 1,746	$ 1,744
Sales per average square foot	$ 61		$ 60		$ 264	$ 267

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$ 394,022		$ 348,698		$ 1,659,015	$ 1,501,675
% Increase vs. LY	13.0%		13.9%		10.5%	13.0%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 78,732		$ 74,008		$ 347,869	$ 320,498
% Increase vs. LY	6.4%		74.9%		8.5%	74.7%

	12 Weeks Ended		12 Weeks Ended
	November 22, 2014		November 23, 2013
Domestic same store sales	4.5%		0.9%

Inventory Statistics (Total Locations)
	as of		as of
	November 22, 2014		November 23, 2013
Accounts payable/inventory	112.5%		115.6%

($ in thousands)
Inventory	$ 3,280,228		$ 2,947,556
Inventory per location	$ 604		$ 566
Net inventory (net of payables)	$ (410,526)		$ (459,730)
Net inventory / per location	$ (76)		$ (88)

	Trailing 5 Quarters
	November 22, 2014		November 23, 2013
Inventory turns	1.5	x	1.6	x
CONTACT: Financial:
         Brian Campbell at (901) 495-7005, brian.campbell@autozone.com

         Media:
         Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com